Exhibit 99.1


      Angelica Announces Fiscal 2006 Earnings per Share of $0.39

    Fiscal 2006 Fourth Quarter Net Income Increases to $3.3 Million


    ST. LOUIS--(BUSINESS WIRE)--April 10, 2007--Angelica Corporation (NYSE: AGL), a leading provider of healthcare linen management services, today announced fiscal year 2006 fourth quarter and full year financial results for the period ended January 27, 2007. Fiscal 2006 fourth quarter gross margin was 14.0%, up 3.4 percentage points from 10.6% in fiscal 2005 fourth quarter, while fiscal 2006 full year gross margin was 14.5%, up from 12.9% reported in fiscal 2005. Net income from continuing operations was $3.3 million and $3.6 million in the 2006 fourth quarter and fiscal year, respectively, compared to $1.1 million and $2.3 million for the same periods in the prior year. Diluted earnings per share from continuing operations (EPS) was $0.35 and $0.39 in the 2006 fourth quarter and fiscal year, respectively, compared to $0.12 and $0.25 for the same periods in the prior year.

    Fourth Quarter Ended January 27, 2007

    Revenues for the fourth quarter fiscal 2006 were $105.7 million, compared to $105.1 million in the fourth quarter fiscal 2005. Organic growth contributed $2.6 million of the increase, representing an organic growth rate of 2.9%, substantially all of which came from improved pricing. Fiscal 2005 acquisitions contributed $0.7 million of the increase, which were more than offset by the loss of $2.7 million of revenues due to the sale of non-healthcare customer accounts in fiscal 2005 and 2006. Total healthcare revenues in fourth quarter fiscal 2006 were $102.6 million, a 3.4% increase from $99.2 million in fourth quarter 2005.

    Gross profit for the fourth quarter fiscal 2006 was $14.8 million, a 32.9% increase from $11.1 million in the fourth quarter of fiscal 2005. Gross margin for the fourth quarter fiscal 2006 increased to 14.0% from 10.6% in the same period last year. The improvement in gross margin reflects organic revenue growth and pricing improvements, as well as a decrease in linen, delivery, and natural gas costs, resulting in expenses being lower as a percentage of sales.

    Selling, general and administrative (SG&A) expenses in the fourth quarter fiscal 2006 were $10.1 million, compared to $14.0 million in fourth quarter fiscal 2005. The $3.9 million decrease primarily reflects a $1.0 million reversal of amortization expense related to our long-term incentive compensation plan, and a $1.0 million decrease in short-term incentive compensation and bad debt accruals. Fourth quarter fiscal 2005 also included $0.8 million in reorganization costs, including severance, $0.6 million for our operations process improvement project, $0.3 million related to a state tax audit, and $0.3 million in higher legal costs related to union contract negotiations and the Board of Directors' Special Committee.

    Other operating income for the fourth quarter fiscal 2006 was $0.1 million compared to $5.5 million recorded in the fourth quarter fiscal 2005. Fourth quarter fiscal 2005 included $5.4 million in gains on the sale of non-healthcare business in Long Beach and Stockton, California. Interest expense for the fourth quarter fiscal 2006 was $2.4 million compared to $2.2 million in the fourth quarter fiscal 2005 due to higher interest rates.

    Non-operating income for the fourth quarter fiscal 2006 was $1.9 million, an increase of $1.4 million from the same period last year. Fourth quarter fiscal 2006 included a $1.7 million gain on the sale of real estate, while fourth quarter fiscal 2005 included a $0.4 million death benefit from a Company-owned life insurance policy.

    Income from continuing operations was $3.3 million, or $0.35 per diluted share, in fourth quarter fiscal 2006 compared with $1.1 million, or $0.12 per diluted share, in fourth quarter fiscal 2005.

    Fiscal Year 2006 Ended January 27, 2007

    For the twelve months ended January 27, 2007, revenues were $425.7 million, a 1.8% increase from $418.4 million in fiscal 2005. Organic growth from net new business additions and price increases contributed $12.6 million of the increase, representing an organic growth rate of 3.5%. Of the organic growth rate, pricing represented 3.1 percentage points and volume represented 0.4 percentage points. Fiscal 2005 acquisitions contributed $11.4 million of the increase, which was more than offset by the loss of $16.6 million of revenues due to the sale of non-healthcare customer accounts in fiscal 2005 and 2006. Total healthcare revenues in fiscal 2006 were $411.3 million, up 6.6% from $386.0 million in fiscal 2005.

    Gross profit for the twelve months ended January 27, 2007, was $61.9 million, a 14.6% increase from $54.1 million in fiscal 2005. Gross margin in fiscal 2006 increased to 14.5% from 12.9% in fiscal 2005, reflecting current year organic revenue growth and pricing improvements offset partially by higher energy and labor costs.

    SG&A expenses in fiscal 2006 were $51.3 million, compared to $50.1 million recorded in fiscal 2005. The increase was primarily a result of an increase in professional fees of $1.3 million related to our operations process improvement implementation and financial consulting projects, an increase in legal and shareholder relation expenses of $0.6 million associated with the Board of Director's Special Committee, $0.6 million in higher incentive compensation accruals, and $0.4 million of higher life insurance expense net of dividends. Fiscal 2005 also included $0.8 million in fees related to a review of financing alternatives and changes in senior management and $0.7 million related to a union corporate campaign.

    We recorded $4.3 million of amortization expense in fiscal 2006, a $0.3 million increase versus the same period last year related to acquisitions made in fiscal 2005. Other operating income for fiscal 2006 was $3.0 million, reflecting gains from the sale of real estate and a settlement received relating to the Vallejo service center eminent domain proceeding. The $6.4 million in other operating income recorded in fiscal 2005 was primarily from the divestiture of non-healthcare business. Interest expense for fiscal 2006 was $9.4 million compared to $7.2 million in fiscal 2005 due to both higher interest rates and higher average borrowings.

    Income from continuing operations for fiscal 2006 was $3.6 million, or $0.39 per diluted share, compared to $2.3 million, or $0.25 per diluted share in fiscal 2005.

    Commenting on the results, Steve O'Hara, chairman, president and chief executive officer, stated, "We are pleased to report results consistent with the guidance we have provided throughout the year. Fiscal 2006 was an important turnaround year for Angelica as we grew our core healthcare revenues 6.6% and began to restore gross margin which had been eroded by the 2005 energy cost explosion. Most importantly, we built a firm customer base from which to grow by executing our delightful service initiative. This is best evidenced by sharp improvements in our customer satisfaction ratings, including an increase in customers willing to recommend us from 80% in 2005 to 91% in 2006.

    Mr. O'Hara continued, "However, we are seeking even further gains in customer satisfaction in 2007 which we believe is the cornerstone of improved financial performance. As previously mentioned, we expect these initiatives will translate to about an average 5% organic growth rate in fiscal 2007, with the second half growth rate greater than the first half. We expect fiscal 2007 gross margin to exceed prior year comparable gross margin in each quarter. While this gain may be modest in the first half as we incur higher merchandise costs from our improved product initiative and continue to realize operating efficiencies and pricing gains, we expect second half gross margin to be two to three percentage points higher than fiscal 2006 second half gross margin of 15.0%. By holding SG&A expenses roughly flat to fiscal 2006, we expect to see earnings before interest and taxes grow by over 50% in fiscal 2007 from fiscal 2006's level of $11.8 million."

    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

    Forward-Looking Statements

    Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of its former Life Uniform division, the ability of the Company to execute its operational strategies , unusual or unexpected cash needs for operations or capital transactions, the effectiveness of the Company's initiatives to reduce key operating costs as a percent of revenues, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

Unaudited results for fourth quarter and fiscal year ended January 27, 2007 compared with same periods ended January 28, 2006 (dollars in thousands, except per share amounts):


                                            Fourth Quarter Ended
                                       -------------------------------
                                       January 27, January 28, Percent
                                          2007        2006     Change
                                       ----------- ----------- -------
Continuing Operations:
Revenues                                 $105,675    $105,076     0.6%
Cost of services                          (90,907)    (93,965)   -3.3%
                                       ----------- ----------- -------
   Gross profit                            14,768      11,111    32.9%
Selling, general and administrative
 expenses                                 (10,069)    (13,987)  -28.0%
Amortization of other acquired assets      (1,060)     (1,084)   -2.2%
Other operating income, net                    75       5,544   -98.6%
                                       ----------- ----------- -------
   Income from operations                   3,714       1,584       nm
Interest expense                           (2,357)     (2,247)    4.9%
Non-operating income, net                   1,857         434       nm
                                       ----------- ----------- -------
   Income (loss) from continuing
    operations pretax                       3,214        (229)      nm
Income tax benefit                             58       1,321   -95.6%
                                       ----------- ----------- -------
Income from continuing operations           3,272       1,092       nm
                                       ----------- ----------- -------

Discontinued Operations:
Loss from discontinued operations, net
 of tax                                         -        (118)      nm
Loss on disposal of discontinued
 operations, net of tax                         -        (431)      nm
                                       ----------- ----------- -------
Loss from discontinued operations               -        (549)      nm
                                       ----------- ----------- -------
Net income                                 $3,272        $543       nm
                                       =========== =========== =======

Basic earnings (loss) per share:
   Income from continuing operations        $0.36       $0.12       nm
   Loss from discontinued operations            -       (0.06)      nm
                                       ----------- ----------- -------
Net income                                  $0.36       $0.06       nm
                                       =========== =========== =======

Diluted earnings (loss) per share:
   Income from continuing operations        $0.35       $0.12       nm
   Loss from discontinued operations            -       (0.06)      nm
                                       ----------- ----------- -------
Net income                                  $0.35       $0.06       nm
                                       =========== =========== =======

                                              Fiscal Year Ended
                                       -------------------------------
                                       January 27, January 28, Percent
                                          2007        2006     Change
                                       ----------- ----------- -------
Continuing Operations:
Revenues                                 $425,735    $418,357     1.8%
Cost of services                         (363,800)   (364,300)   -0.1%
                                       ----------- ----------- -------
   Gross profit                            61,935      54,057    14.6%
Selling, general and administrative
 expenses                                 (51,306)    (50,092)    2.4%
Amortization of other acquired assets      (4,281)     (4,036)    6.1%
Other operating income, net                 2,987       6,384   -53.2%
                                       ----------- ----------- -------
   Income from operations                   9,335       6,313    47.9%
Interest expense                           (9,412)     (7,198)   30.8%
Non-operating income, net                   2,424       1,613    50.3%
                                       ----------- ----------- -------
   Income (loss) from continuing
    operations pretax                       2,347         728       nm
Income tax benefit                          1,286       1,591   -19.2%
                                       ----------- ----------- -------
Income from continuing operations           3,633       2,319    56.7%
                                       ----------- ----------- -------

Discontinued Operations:
Loss from discontinued operations, net
 of tax                                         -      (1,286)      nm
Loss on disposal of discontinued
 operations, net of tax                         -        (785)      nm
                                       ----------- ----------- -------
Loss from discontinued operations               -      (2,071)      nm
                                       ----------- ----------- -------
Net income                                 $3,633        $248       nm
                                       =========== =========== =======

Basic earnings (loss) per share:
   Income from continuing operations        $0.40       $0.26    53.8%
   Loss from discontinued operations            -       (0.23)      nm
                                       ----------- ----------- -------
Net income                                  $0.40       $0.03       nm
                                       =========== =========== =======

Diluted earnings (loss) per share:
   Income from continuing operations        $0.39       $0.25    56.0%
   Loss from discontinued operations            -       (0.22)      nm
                                       ----------- ----------- -------
Net income                                  $0.39       $0.03       nm
                                       =========== =========== =======


Unaudited condensed balance sheets as of January 27, 2007 and January
 28, 2006
(dollars in thousands):

                                               January 27, January 28,
                                                  2007        2006
                                               ----------- -----------
ASSETS
----------------------------------------------
Current Assets:
 Cash and cash equivalents                         $6,254      $4,377
 Receivables, less reserves of $848 and $994       56,874      58,151
 Linens in service                                 50,902      43,785
 Prepaid expenses and other current assets          4,019       3,602
                                               ----------- -----------
  Total Current Assets                            118,049     109,915
Property and Equipment, net                        96,456     106,293
Goodwill                                           49,259      49,259
Other Acquired Assets                              38,108      42,470
Other Long-Term Assets                             34,433      23,491
                                               ----------- -----------

Total Assets                                     $336,305    $331,428
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------
Current Liabilities:
 Current maturities of long-term debt                 $96        $319
 Life insurance policy loans                        8,298           -
 Accounts payable                                  32,867      35,877
 Accrued wages and other compensation               8,961       8,338
 Other accrued liabilities                         36,046      36,884
                                               ----------- -----------
  Total Current Liabilities                        86,268      81,418
Long-Term Debt, less current maturities            85,300      85,096
Other Long-Term Obligations                        17,191      15,366
Shareholders' Equity                              147,546     149,548
                                               ----------- -----------

Total Liabilities and Shareholders' Equity       $336,305    $331,428
                                               =========== ===========


Unaudited statements of cash flows for the years ended January 27,
 2007 and January 28, 2006
(dollars in thousands):

For Years Ended                                January 27, January 28,
(Dollars in thousands)                            2007        2006
----------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Income from continuing operations                $3,633      $2,319
  Non-cash items included in income from
   continuing operations:
     Depreciation                                  15,143      14,865
     Amortization                                   4,498       4,677
     Deferred income taxes                           (406)     (1,591)
     Cash surrender value of life insurance        (1,423)       (693)
     Gain on sale of assets                        (3,409)     (6,190)
  Change in working capital components of
   continuing operations, net of businesses
   acquired/disposed                              (13,075)      8,583
  Other, net                                         (792)     (1,532)
----------------------------------------------------------------------
Net cash provided by operating activities of
 continuing operations                              4,169      20,438
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for property and equipment          (8,001)    (18,377)
  Cost of businesses and assets acquired                -     (52,930)
  Disposals of assets                               8,010       9,481
  Life insurance premiums paid, net                  (265)     (1,048)
----------------------------------------------------------------------
Net cash used in investing activities of
 continuing operations                               (256)    (62,874)
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayments of long-term debt                   (115,019)   (223,015)
  Borrowings of long-term debt                    115,000     240,200
  Repayments of life insurance policy loans        (7,801)    (24,040)
  Borrowings from life insurance policy loans       9,580      53,216
  Debt issuance costs                                 (48)     (1,466)
  Dividends paid                                   (4,161)     (4,064)
  Stock options exercised                             623       1,553
----------------------------------------------------------------------
Net cash (used in) provided by financing
 activities of continuing operations               (1,826)     42,384
----------------------------------------------------------------------
CASH FLOWS FROM DISCONTINUED OPERATIONS
  Operating cash flows                               (210)        915
  Investing cash flows                                  -       2,588
----------------------------------------------------------------------
Net increase in cash and cash equivalents           1,877       3,451
Cash and cash equivalents at beginning of year      4,377         926
----------------------------------------------------------------------
Cash and cash equivalents at end of year           $6,254      $4,377
======================================================================

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    CONTACT: Angelica Corporation
             Jim Shaffer, (314) 854-3800
             Chief Financial Officer
             or
             Integrated Corporate Relations, Inc.
             Devlin Lander, (203) 682-8200